Exhibit 10.5

Key Executive Stock Deferral Plan

Stock Restriction Agreement

This Stock Restriction Agreement (the “Agreement”) is made and entered into this          day of                       , 2003, by and between                                          (“Participant”) and Science Applications International Corporation (the “Company”) with reference to the following facts:

a.               Participant desires to become a Participant in the Science Applications International Corporation Key Executive Stock Deferral Plan (“Plan”) and has been determined to be eligible to become a Participant by the Plan’s Deferral Authority.

b.              Participation in the Plan is specifically conditioned on the Participant entering into an agreement with SAIC relating to SAIC’s right of repurchase of shares of SAIC Class A Common Stock (“Company Stock”) potentially distributable to Participant under the terms of the Plan.

NOW, THEREFORE, the parties hereto agree as follows:

1.               Participant acknowledges and agrees that the Company Stock is subject to the rights, restrictions and limitations set forth in Article Fourth of Restated Certificate of Incorporation of Science Applications International Corporation (“Certificate”).

2.               In addition to the rights, restrictions and limitations set forth in Article Fourth of the Certificate, any shares of the Company Stock distributed to Participant under the Plan shall be subject to the Company’s additional right of repurchase on the terms and conditions set forth below.

3.               The Company’s right of repurchase shall be identical to that provided under ARTICLE FOURTH of the Certificate, except as follows:

(a)          The Company shall have no right to repurchase shares of Company Stock distributed to Participant under the terms of the Plan during the period of time from the date such shares are distributed to Participant pursuant to the terms of the Plan (“Distribution Date”) to two hundred ten (210) days after the Distribution Date.

(b)         After two hundred ten (210) days after the Distribution Date, the Company shall have the right to repurchase such shares. The period for providing notice of the Company’s exercise of the right of repurchase shall expire two hundred seventy (270) days after the Distribution Date.

(c)          If the Company elects to repurchase the shares, the price shall be the Formula Price in effect on the date which is two hundred ten (210) days after the Distribution Date and the Company shall pay for such shares in cash or by Company check within three hundred (300) days after the Distribution Date.

4.               In all respects, other than those set forth in paragraph 3 above, the Company’s additional right of repurchase shall be governed by the terms of the ARTICLE FOURTH of the Certificate, and entering into this Agreement shall in no way represent a waiver of the Company’s right of repurchase under the Certificate, rather only an addition to such right.

5.               All other restrictions on the Company Stock set forth in ARTICLE FOURTH of the Certificate or otherwise shall remain in full force and effect.

6.               Defined terms used herein and not otherwise defined shall have the meaning set forth for such terms in the Plan.

Executed this	day of , .
Participant Signature

By:
	Lucy K. Moffitt	Participant Social Security #
Science Applications International Corporation

Return form in envelope provided to: Beth Bell, Mullin Consulting, Inc. 644 S Figueroa St. Los Angeles, CA 90017